Filed pursuant to Rule 424(b)(3)
Prospectus Registration No. 333-147980

ORIGINOIL, INC.
32,001,455 SHARES OF COMMON STOCK BY SELLING SHAREHOLDERS
$0.10 Per Share

This prospectus relates to the resale of up to 32,001,455 shares of common stock of OriginOil, Inc., a Nevada corporation by the selling security holders identified in this prospectus. These shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. The selling security holders will sell shares from time to time at a fixed price equal $0.10 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

The resale of the shares or the sale of new shares is not being underwritten. The selling stockholders will sell shares from time to time at a fixed price equal $0.10 per share. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices. The selling security holders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. Pursuant to the registration rights granted by us to the selling security holders, we are obligated to register the shares held by the selling security holders. We are paying substantially all expenses incidental to registration of the shares.

There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile. If no market develops, you will not be able to resell your shares publicly.

Your investment involves a high degree of risk. See “Risk Factors” starting on page 1 for certain information you should consider before you purchase the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2008

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	1
Special Note Regarding Forward-Looking Statements
Use of Proceeds	5
Market for Common Equity and Related Stockholder Matters	5
Determination of Offering Price	5
Dilution	6
Management's Discussion and Analysis of Financial Condition and Results of Operations	8
Description of Business	8
Description of Property	11
Legal Proceedings	11
Directors, Executive Officers, Promoters and Control Persons	11
Executive Compensation	12
Certain Relationships and Related Transactions	13
Security Ownership of Certain Beneficial Owners and Management	13
Description of Securities	13
Selling Security Holders	14
Plan of Distribution	22
Limitation of Liability and Indemnification of Officer and Directors; Insurance	23
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	23
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	23
Legal Matters	24
Experts	24
Additional Information	24
Financial Statements	26

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock. As used throughout this prospectus, the terms “Origin,” “OriginOil”, the “Company,” “we,” “us,” and “our” refer to OriginOil, Inc.

ORIGINOIL, INC.

Our business focuses on developing a technology that it believes can transform algae into an alternative to petroleum. The Company’s patent-pending OriginOil System is an advanced bioreactor (growth vessel) system where microalgae can be rapidly grown and cracked to extract algae oil for fuel and chemical production. The OriginOil System can be configured to have many bioreactors for high volume round-the-clock oil production.

Our principal executive offices are located at 2029 Century Park East, 14 th Floor, Los Angeles, California 90067. Our telephone number is (424) 202-6944. Our website address is www.originoil.com.   Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. Further, our references to the URLs for these websites are intended to be inactive textual references only.

We are a development stage company and presently, we do not have revenues and operations related to the manufacture of our products. Our auditors have prepared our financial statements assuming that we will continue as a going concern. As discussed in Note 1 to the financial statements, we have not generated any revenue, and we have negative cash flows from operations, which raise substantial doubt about our ability to continue as a going concern.

Our Corporate History

OriginOil was incorporated in the State of Nevada on June 1, 2007.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities.

About this offering

This prospectus relates to a total of 32,001,455 shares of common stock of OriginOil, Inc., a Nevada corporation.

An aggregate of up to 32,001,455 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling security holders. The selling security holders acquired these shares from us in a series of private placements conducted in August 2007 and November 2007.

In August, 2007, we closed on a private placement offering in which we sold an aggregate of 28,000,000 shares of our common stock to certain accredited purchasers for aggregate gross proceeds of $420,000. The entire 28,000,000 shares are being registered for resale in this Prospectus.

Additionally, on November 19, 2007, we closed on a private placement offering in which we sold an aggregate of 14,180,050 shares of our common stock to certain accredited purchasers for aggregate gross proceeds of $1,418,005. Out of the 14,180,050 shares, 4,001,455 shares of our common stock are being offered for resale in this Prospectus.

Number of shares outstanding after this offering

There are currently 143,430,050 shares of our common stock issued and outstanding. We have no other securities issued or outstanding.

Estimated use of proceeds

We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

RISK FACTORS

You should carefully consider the following risk factors in evaluating our business before you buy any of our common stock. Buying our common stock is speculative and involves many risks. You should not buy our common stock unless you can afford to lose the entire amount of your investment.

Risks related to OriginOil’s financial results:

OUR LIMITED OPERATING HISTORY DOES NOT AFFORD INVESTORS A SUFFICIENT HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

Our Company was formed in June 2007 and is currently developing a new technology that has not yet gained market acceptance. There can be no assurance that at this time we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

OUR INDEPENDENT AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN, WHICH MAY HINDER OUR ABILITY TO OBTAIN FUTURE FINANCING AND WHICH MAY FORCE US TO CEASE OPERATIONS.

In their report dated March 13, 2008, our independent auditors stated that our financial statements for the period ended December 31, 2007 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations and cash flow deficiencies since our inception. We continue to experience net losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we are unable to continue as a going concern, you may lose your entire investment.

ORIGINOIL IS AT AN EARLY STAGE OF DEVELOPMENT AND HAS A LIMITED OPERATING HISTORY

OriginOil was formed in 2007 operating as a private company formed under the laws of the state of Nevada. As such, it has a limited operating history upon which you can base an evaluation of its business and prospects. As a start-up company in the early stage of development, there are substantial risks, uncertainties, expenses and difficulties that OriginOil is subject to. You should consider an investment in OriginOil in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, OriginOil must do the following:

•	Successfully execute its business strategy;

•	Respond to competitive developments; and

•	Attract, integrate, retain and motivate qualified personnel.

OriginOil may be unable to accomplish one or more of these objectives, which could cause its business to suffer. In addition, accomplishing one or more of these objectives might be very expensive, which could harm its financial results.

OUR REVENUES ARE DEPENDENT UPON ACCEPTANCE OF OUR PRODUCTS BY THE MARKET; THE FAILURE OF WHICH WOULD CAUSE US TO CURTAIL OR CEASE OPERATIONS.

We believe that virtually all of our revenues will come from the sale or license of our products. As a result, we will continue to incur substantial operating losses until such time as we are able to generate revenues from the sale or license of our products. There can be no assurance that businesses and customers will adopt our technology and products, or that businesses and prospective customers will agree to pay for or license our products. In the event that we are not able to significantly increase the number of customers that purchase or license our products, or if we are unable to charge the necessary prices or license fees, our financial condition and results of operations will be materially and adversely affected.

Risks related to OriginOil’s business:

ORIGINOIL WILL NEED TO INCREASE THE SIZE OF ITS ORGANIZATION, AND MAY EXPERIENCE DIFFICULTIES IN MANAGING GROWTH.

OriginOil is a small company with minimal employees as of March 10, 2008. We expect to experience a period of significant expansion in headcount, facilities, infrastructure and overhead and anticipates that further expansion will be required to address potential growth and market opportunities. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate managers. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR TECHNOLOGIES WHICH WOULD RESULT IN CONTINUED LOSSES AND MAY REQUIRE US TO CURTAIL OR CEASE OPERATIONS.

We are currently developing our technology and a commercial product. We have not generated any revenues and we are unable to project when we will achieve profitability, if at all. As is the case with any new technology, we expect the development process to continue. We cannot assure that our engineering resources will be able to develop the product fast enough to meet market requirements. We can also not assure that our product will gain market acceptance and that we will be able to successfully commercialize the technologies. The failure to successfully develop and commercialize the technologies would result in continued losses and may require us to curtail or cease operations.

OUR ABILITY TO PRODUCE AND DISTRIBUTE COMMERCIALLY VIABLE BIO-FUEL IS UNPROVEN, WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR ABILITY TO GENERATE OR SUSTAIN REVENUES.

The technologies we will use to transform algae into a new form of oil have never been utilized on a commercial basis. The OriginOil System, through our Quantum Fracturing technology, while intended to create a new bio-fuel feedstock for many products such as diesel, gasoline, jet fuel, plastics and solvents, is in fact a new bio-fuel that may never achieve technical or commercial viability. All of the tests conducted to date by us with respect to the technology have been performed in a limited scale environment and the same or similar results may not be obtainable at competitive costs on a large-scale commercial basis. We have never utilized technology under the conditions or in the volumes that will be required for us to be profitable and cannot predict all of the difficulties that may arise. The technology, when used, may require further research, development, regulatory approvals, environmental permits, design and testing prior to commercialization. Accordingly, our technology may not perform successfully on a commercial basis and may never generate any revenues or be profitable.

OUR BUSINESS DEPENDS ON PROPRIETARY TECHNOLOGY THAT WE MAY NOT BE ABLE TO PROTECT AND MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Our success will depend, in part, on our technology’s commercial viability and on the strength of our intellectual property rights. The technology is not patented and the only intellectual property rights that exist at present, if any, are trade secret rights. However, trade secrets are difficult to protect and others could independently develop substantially equivalent technology, otherwise gain access to trade secrets relating to the technology, Accordingly, we may not be able to protect the rights to our trade secrets. In addition, our agreements with our employees, consultants, advisors, customers and strategic partners restricting the disclosure and use of trade secrets, inventions and confidential information relating to the technology may not provide meaningful protection in the event of unauthorized use or disclosure.

We recently filed a U.S. patent application. It could take several years for the applications to be processed. However, patent protection may not be obtainable for the technology whether in the U.S. or internationally. Alternatively, any protection that is obtained may not be broad enough to be effective and of value, or it may not withstand challenges as to validity and enforceability.

Third parties may assert that the technology, or the products we or our customers or partners commercialize using the technology, infringes upon their proprietary rights. We have yet to complete an infringement analysis and, even if such an analysis were available at the current time, it is virtually impossible for us to be certain that no infringement exists, particularly in our case where our products have not yet been fully developed.

We may need to acquire additional licenses from third parties in order to avoid infringement. Any required license may not be available to us on acceptable terms, or at all.

We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our or our customers’ or partners’ products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, the parties bringing claims may have greater resources than we do.

A LACK OF GOVERNMENT SUBSIDIES FORTHE BIOFUELS INDUSTRY MAY HINDER THE USEFULNESS OF OUR COMPANY’S TECHNOLOGY.

The Company is part of a new and emerging biofuels industry that is subject to economic and other regulations that may have an adverse affect on the entire industry and subsequently our business. For example, the cost of biofuels has historically been higher than petroleum, therefore the lack of governmental subsidies for biofuels may limit the demand and marketability of the Company’s technology. There is no assurance that the biofuels industry, or any industry the Company markets to, will have the need or the financial ability to use the Company’s technology.

WE DO NOT MAINTAIN THEFT OR CASUALTY INSURANCE, LIABILITY OR PROPERTY INSURANCE COVERAGE AND THEREFORE WE COULD INCUR LOSSES AS A RESULT OF AN UNINSURED LOSS.

We do not maintain theft, casualty insurance, liability or property insurance coverage. We cannot assure that we will not incur uninsured liabilities and losses as a result of the conduct of our business. Any such uninsured or insured loss or liability could have a material adverse affect on our results of operations.

IF WE LOSE KEY EMPLOYEES AND CONSULTANTS OR ARE UNABLE TO ATTRACT OR RETAIN QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.

Our success is highly dependent on our ability to attract and retain qualified scientific, engineering and management personnel. We are highly dependent on our management, including T Riggs Eckelberry, who has been critical to the development of our technology and business. The loss of the services of Mr. Eckelberry could have a material adverse effect on our operations. We do not have an employment agreement with Mr. Eckelberry. Accordingly, there can be no assurance that he will remain associated with us. His efforts will be critical to us as we continue to develop our technology and as we attempt to transition from a development state company to a company with commercialized products and services. If we were to lose Mr. Eckelberry, or any other key employees or consultants, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

Risks related to OriginOil’s common stock and its market value:

OUR STOCK WILL LIKELY BE SUBJECT TO THE PENNY STOCK RULES, WHICH IMPOSE SIGNIFICANT RESTRICTIONS ON BROKER-DEALERS AND MAY AFFECT THE RESALE OF OUR STOCK.

A penny stock is generally a stock that:

•	is not listed on a national securities exchange or NASDAQ,

•	is listed in the "pink sheets" or on the NASD OTC Bulletin Board,

•	has a price per share of less than $5.00 and

•	is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

•	determination of the purchaser's investment suitability,

•	delivery of certain information and disclosures to the purchaser, and

•	receipt of a specific purchase agreement before effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules,

•	such rules may materially limit or restrict the ability to resell our common stock, and

•	the liquidity typically associated with other publicly traded equity securities may not exist.

Because of the significant restrictions on trading penny stocks, a public market may never emerge for our securities. If this happens, you may never be able to publicly sell your shares.

THE AVAILABILITY OF A LARGE NUMBER OF AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK MAY, UPON THEIR ISSUANCE, LEAD TO DILUTION OF EXISTING STOCKHOLDERS.

We are authorized to issue 500,000,000 shares of common stock, $.0001 par value per share, of which, as of March 10, 2008, 143,430,050 shares of common stock were issued and outstanding. These shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

WE MAY NEED ADDITIONAL CAPITAL THAT COULD DILUTE THE OWNERSHIP INTEREST OF INVESTORS.

We require substantial working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of holders of our common stock and they may experience additional dilution. We cannot predict whether additional financing will be available to us on favorable terms when required, or at all. Since our inception, we have experienced negative cash flow from operations and expect to experience significant negative cash flow from operations in the future. The issuance of additional common stock by our management, may have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

USE OF PROCEEDS

We will not receive any proceeds for those shares sold by selling shareholders.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Currently, there is no public market for our stock. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings.

111,428,595 shares of our common stock could potentially be sold pursuant to Rule 144 promulgated under the Securities Act of 1933.

Currently, Rule 144 provides, among other things, that persons holding restricted securities for a period of one year may each sell, assuming all of the conditions of Rule 144 are satisfied, in brokerage transactions every three months an amount of restricted securities equal to one percent of our outstanding shares of common stock, or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. Rule 144 also provides that, after holding such securities for a period of two years, a non-affiliate of the company may sell those securities without restriction, other than the requirement that we are current with respect to our information reporting requirements.

The SEC announced on November 15, 2007 that, effective January 15, 2008, the holding period for the resale of restricted securities of reporting companies will be shortened from one year to six months. Additionally, the SEC substantially simplified Rule 144 compliance for non-affiliates by allowing non-affiliates of reporting companies to freely resell restricted securities after satisfying a six-month holding period (subject only to the Rule 144(c) public information requirement until the securities have been held for one year) and by allowing non-affiliates of non-reporting companies to freely resell restricted securities after satisfying a 12-month holding period.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act of 1933 for sale by security holders.

Holders of the Common Stock

As of the date of this registration statement, we have 143,430,050 shares of our $.0001 par value common stock issued and outstanding. There are approximately 212 shareholders of record that hold our common stock.

Dividends

We have never declared nor paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

DETERMINATION OF OFFERING PRICE

We have proposed a selling price of $0.10 per share. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale. The selling security holders will sell shares from time to time at a fixed price equal $0.10 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

OVERVIEW

The Company is currently in the stage of developing a technology to grow microalgae rapidly and extract its oil content to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents. The Company’s business model is based on licensing this technology to customers such as fuel refiners, chemical and oil companies. The Company is not in the business of producing and marketing oil or fuel, based on algae, as an end product.

The Company’s patent-pending OriginOil System is an advanced bioreactor (growth vessel) system where microalgae can be rapidly grown and cracked to extract algae oil. The OriginOil System can be configured to have many bioreactors for high volume round-the-clock oil production.

We were incorporated in the State of Nevada on June 1, 2007. Our principal executive offices are located at 2029 Century Park East, 14 th Floor, Los Angeles, California 90067. Our telephone number is (424) 202-6944. Our website address is www.originoil.com. Our fiscal year end is December 31.

Critical Accounting Policies

The Securities and Exchange Commission ("SEC") defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

The Company will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2007, the amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, and notes payable approximate the fair value because of their short maturities.

Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position

As of December 31, 2007, the Company adopted Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS) No. 123R, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, as we formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our statement of income.   The adoption of (FAS) No. 123R by the Company had no material impact on the statement of income.

Liquidity and Capital Resources

As of December 31, 2007, we had $1,237,629 of working capital as compared to a working deficit of $(31,265) from inception (June 1, 2007) through June 30, 2007. This was due primarily to private placements of shares of common stock pursuant to Subscription Agreements which we entered into with accredited and/or institutional buyers.

Net cash used in operating activities was $(419,353) for the period from inception (June 1, 2007) through December 31, 2007, as compared to cash used of $(46,199) from inception through June 30, 2007. This increase was primarily attributable to an increase in professional fees and salaries.

Cash flows provided from financing activities during the year ended December 31, 2007 was $1,687,023, as compared to $97,563 from inception (June 1, 2007) through June 30, 2007, which came from the sale of shares of common stock through private placements pursuant to Subscription Agreements which we entered into with accredited and/or institutional buyers.

Our financial statements for the period December 31, 2007 have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued their report dated March 13, 2008 that included an explanatory paragraph expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern ultimately is dependent on our ability to generate a profit which is dependent upon our ability to obtain additional equity or debt financing, attain further operating efficiencies and, ultimately, to achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PLAN OF OPERATION AND FINANCING NEEDS

Our plan of operation within the next twelve months is to utilize our cash balances to develop a marketing prototype that will demonstrate the OriginOil System to potential licensees and business partners, thereby initiating our business development activities.

The prototype will be used as a marketing tool, and it is not going to be built for commercial deployment or purchase by a customer. The prototype is a very small scale system comprised of two primary functional subsystems: (1) a growth tank where nutrients, light and carbon dioxide are periodically introduced to facilitate the growing of a microalgae culture; (2) an extraction tank where grown algae mass from the growth tank are pumped in and cracked to extract algae oil. The completed prototype will demonstrate the end-to-end cycle of growing algae and extracting oil from its biomass using our proprietary technology, process and system design. We are currently underway with this development and expect to have a complete a working prototype by July 2008. However, several factors may cause the development of our marketing prototype to take longer than expected, including algae culture development, process development and the measurement of results. We expect to spend at most $450,000 for the development of the marketing prototype, including, labor, parts and equipment and general office and laboratory expenses.

During the next year, we intend to focus heavily on our marketing efforts. Since our business model is technology licensing, we plan to use the marketing prototype to demonstrate our technology to potential licensees and business partners. After the prototype is completed, we will then begin to undertake preliminary marketing efforts to seek out strategic partners in the oil and gas industry worldwide. We intend to retain a market research firm to help us identify markets and commercial opportunities. This firm will address the challenge of identifying and contacting likely customers. The market research firm will also help us identify manufacturers' representatives who may be able to assist us in licensing our technology to prospective licensees. We have not yet begun our search for a market research firm. As such, we have yet to enter into any licensing agreements or marketing and distribution arrangements for our products. There are no assurances that we will be able to complete significant licensing agreements with third parties that will have a positive effect on our business, or that we will achieve successful and profitable results from our distributing and marketing efforts. Based on industry rates of market research and business development firms, we have budgeted $250,000 for these efforts for a 6 month period. In addition to the fees and expenses that will be incurred by retaining a marketing firm, this budget also covers our public and media relations activities.

We do not intend to enter into cross-licensing arrangement. Alternatively, we intend to enter into one-way licensing agreements with producers. The terms of these arrangements are as yet unknown and will be determined during our marketing phase.

We believe that our current cash and investment balances will be sufficient to support development activity and general and administrative expenses until March 2009. Management estimates that it will require additional cash resources during 2009, based upon its current operating plan and condition. We will be investigating additional financing alternatives, including equity and/or debt financing. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable. If we are unable to obtain sufficient funds during the next fifteen months, we may be forced to reduce the size of our organization, which could have a material adverse impact on, or cause us to curtail and/or cease the development of our products.

We expect to hire up to one additional full-time employee for the purpose of prototype development. All other resources will be contracted.

Operating Expenses

Operating expenses for the year end December 31, 2007 was 457,326, and consisted primarily of general and administrative expenses.

Net Loss

Our net loss for the year ended December 31, 2007 was $446,091. Currently the Company is in its development stage and has no revenues.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

DESCRIPTION OF BUSINESS

Organizational History

The Company was incorporated in the State of Nevada on June 1, 2007.

We have only been engaged in our current and proposed business operations since June 2007, and to date, we have been primarily involved in research and development activities. Accordingly, we have no operating history, nor have we achieved any revenues to date.

Overview of Business

The Company’s business model is based on licensing its technology to customers such as algae producers, fuel refiners, chemical and oil companies. We are not in the business of producing and marketing oil or fuel, based on algae, as an end product. We do not intend to manufacture and sell algae feedstock commercially. The intent of our technology is to improve the basic production of algae as a feedstock.

The Company is in the stage of developing a technology to grow microalgae rapidly and extract its oil content to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents. This technology, we believe, is increasingly attractive to algae producers, fuel refiners, chemical and oil companies because petroleum prices are climbing, supplies are diminishing, and its continued use is believed to contribute to global warming.

Petroleum has fueled the world's energy needs for the past century. According to the International Energy Agency Oil Market Report, rapid industrialization in once-developing countries such as China and India is dramatically increasing worldwide oil consumption. The rate of increase in global oil demand accelerated by nearly 50% from 2006 to 2007 and is projected to accelerate by another 50% in from 2007 to 2008, reaching 32 billion barrels per year in 2008.

We believe that alternative energy sources like hydrogen and solar power are attractive but will take decades to phase in because they will require new infrastructure. Petroleum still powers the world today in the form of gasoline, diesel, jet fuel, fuel oil, as well as chemical products like plastics, solvents, fertilizers and pesticides.

It is scientifically known that microalgae is a fast growing organism that naturally produces oil as part of its biological process. Certain strains of microalgae can contain as much as 60% in of their dry weight in oil.

There are three primary challenges in cultivating algae for oil:

1. Algae growth is dependent on a calm, fluid environment; it does not like agitation. One of the primary challenges is how to optimally introduce carbon dioxide (CO2) and nutrients needed by the growing algae culture without disrupting or over-aerating it.

2. Algae requires light as a source of energy to fuel its growth and oil production facilities. Algae cultivation systems need to cost-effectively and evenly distribute light within the algae culture.

3. Algae organisms are protected by a tough cell wall. That wall must be cracked - an energy-expensive process - to extract the oil. The challenge is to maximize oil yield by cracking as many of the algae cells as possible with the smallest amount of energy.

The Company’s patent-pending OriginOil System is an advanced bioreactor (growth vessel) system where microalgae can be rapidly grown and cracked to extract algae oil. The OriginOil System can be configured to have many bioreactors for high volume round-the-clock oil production.

Within the OriginOil System is a core process we call Quantum Fracturing™ which is based on the science of mass transfer and fluid fracturing. We believe this process addresses the primary challenges of algae cultivation. In Quantum Fracturing, water, carbon dioxide and other nutrients are ‘fractured’ (alternatively, ‘micronized’) to create a slurry of micron-sized bubbles, which is then injected into the algae culture growing in a lower-pressure bioreactor. This process achieves improved distribution of nutrients in the algae culture without excessive fluid disruption or aeration. Pressure differentials between the two zones substantially increase contact and exchange between the micronized nutrients and the algae culture. We believe that it is this increased contact interface that we can exploit to enable very high absorption of CO2 and nutrients in the growth phase and very efficient cracking of the cell membranes in the extraction phase.

The OriginOil System starts with the Quantum Fracturing Unit injecting a micronized nutrient mix into an incubated algae culture in each bioreactor. Inside the bioreactor, a proprietary rod and paddle mechanism continuously diffuses the algae/nutrient mix for best nutrient contact and access to light for all algae cells.

Inside the bioreactor is an intricate network of low energy light emitters that are placed close to the algae culture and controlled through a light diffuser to ensure proper distribution. We believe this greatly enhances the energy and growth efficiency of our bioreactor.

Once it has reached the desired level of maturity, the algae is harvested. In this process the system causes the algae cells to rotate and float to the top of the water line where they can be collected for extraction.

In extraction, a solution of proprietary catalysts is mixed in with slurry of micro-bubbles and injected into the extraction tank. The implosion of the micro-bubbles creates an ultrasonic effect that literally “cracks” the algae cell wall open and releases the oil.

Next, the oil, water and remaining algae mass are separated. The water is recycled back into the system, the result oil and biomass is collected.

Marketing Strategy

We plan to market our technology to help producers scale systems from the smallest single bioreactor unit to large refinery scale operations. As part of our marketing plan, we will target existing energy and fuel producers who desire a replacement for petroleum in their production of gasoline, diesel, jet fuel, heating oil and other products.

Our marketing communications strategy will include media and analyst communication, on-line promotions, weblogs, and selected trade show attendance. We will be using every opportunity to place our brand in general and industry specific publications, using press releases, white papers and authored articles and Internet publications.

Compliance with Environmental Laws and Regulations

As a licensor we are not subject to government regulations of algae production. However, our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date, our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

Manufacturing and Distribution

The Company will use licensing and partnering strategies to enter the market. The Company intends to manufacture and distribute its technology through licensing agreements and partnering strategies with unidentified third parties.

Intellectual Property

We have filed a patent application with the U.S. Patent and Trademark Office on July 28, 2007, to protect the intellectual property rights for “Algae Growth System for Oil Production”. The inventors listed on the patent application are Nicholas Eckelberry and T Riggs Eckelberry, the Company’s founders. The Company is listed as the assignee. We have not received any correspondence from the USPTO, with respect to our patent application. Since our business is based on licensing of our technology and not manufacturing oil, it is critical to the Company that it achieves one or more patents. We are not preparing or filing any additional patent applications at this time

Competition

Our achievement of business success will be based on the validity of our technology which can only be determined after the completion of our prototype. At that time, we can begin to assess competitive issues, including our position in the industry and methods of competition.

We have, however, identified other companies producing algae for the purpose of creating feedstocks for fuel. Our competitors around the United States include: PetroAlgae, Infinifuel, Valcent Products, Aquaflow Bionomic, Livefuels, Solazyme, Enhanced Biofuels & Technologies (EBT), Veridium, PetroSun, GS AgriFuels (previously GreenShift), A2BE Carbon Capture, Algoil, GreenFuel Technologies, Solix Biofuel,s Texas Clean Fuels, BioKing (NL) and Eco-Erg (PT). These companies have also advertised technology which they claim will enable the efficient production of algal oil and other algae culture derivatives. We believe our technology may, in some cases, complement these companies’ offerings, however there is no guarantee that our company’s technology will produce more efficiently or cost-effectively than these other technologies.

The market for the manufacture, marketing and the sale of alternative fuels is highly competitive. Such competition could drive up the cost of retaining qualified engineers, chemists and other key employees, as well as other operating expenses. Moreover, if production capacity in the industry increases faster than demand for alternative fuels, sales prices could be depressed. Increases in the alternative energies as well as falling oil prices may negatively affect demand and the competitive position of our technology.

Competition from other alternative fuels will likely increase if prices of energy on the commodities markets, including oil and bio-diesel, rise, as they have in recent years. Additionally, new companies are constantly entering the market, thus increasing the competition. This could also have a negative impact on us or our customers’ ability to obtain additional capital from investors. Larger foreign owned and domestic companies which have been engaged in the alternative energy business for substantially longer periods of time may have access to greater financial and other resources. These companies may have greater success in the recruitment and retention of qualified employees, as well as in conducting their own fuel manufacturing and marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we or our customers are unable to compete effectively or adequately respond to competitive pressures, this may materially adversely affect our results of operation and financial condition.

Facilities

Our principal offices are located at 2029 Century Park East, 14 th Floor, Los Angeles, California 90067. Our headquarters has flexible space which makes it adequate for the Company to conduct its ongoing business operations. We do not anticipate additional facilities in the near future.

Employees

As of the date of this Form S-1/A, our Company has 2 full-time employees. The Company has not experienced any work stoppages and the Company considers relations with its employees to be good.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1/A under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of OriginOil, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street N.E. Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street N.E. Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Our principal offices are located at 2029 Century Park East, 14 th Floor, Los Angeles, California 90067. We rent space on a month to month basis in a corporate office center and the rent is $211.25 monthly.

LEGAL PROCEEDINGS

From time to time we may be a defendant and plaintiff in various legal proceedings arising in the normal course of our business. We are currently not a party to any material pending legal proceedings or government actions, including any bankruptcy, receivership, or similar proceedings. In addition, management is not aware of any known litigation or liabilities involving the operators of our properties that could affect our operations. Should any liabilities incurred in the future, they will be accrued based on management’s best estimate of the potential loss. As such, there is no adverse effect on our financial position, results of operations or cash flow at this time. Furthermore, Management of the Company does not believe that there are any proceedings to which any director, officer, or affiliate of the Company, any owner of record of the beneficially or more than five percent of the common stock of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers will manage our business.

A list of our current officers and directors appears below. The directors are elected annually by the shareholders. They do not presently receive any fees or other remuneration for their services as directors, although they are reimbursed for expenses associated with attending meetings of the board of directors. The board of directors appoints our officers.

Name	Age	Position
T Riggs Eckelberry	55	Chief Executive Officer and Chariman of the Board of Directors, Secretary, Treasurer, President and acting Chief Financial Officer.

Nicholas Eckelberry	51	Director, Director of Development

Ivan Ivankovich	41	Director

Executive Biographies

T Riggs Eckelberry - Chief Executive Officer and President

T Riggs Eckelberry, co-inventor of the Company’s technology, brings his veteran technology management skills to the alternative energy sector. In 2007, he developed and launched OriginOil. As President and COO of CyberDefender Corporation from 2005 to 2006, he was instrumental in building the company and its innovative product line, helping to achieve initial funding and a public company filing at the end of 2006. Previously, as founder and President of TechTransform, a technology consulting firm, he specialized in high tech launches and turnarounds, helping to turn around YellowPages.com in 2004, resulting in its sale for $100 million to SBC/BellSouth, and in 2003 helping to make Panda Software a key player in the US market as the General Manager of its US unit. During the high tech boom of the 1990s, he was responsible for the global brand success of the software product, CleanSweep; as Chief Operating Officer of MicroHouse Technologies, he drove record sales and a modernization of the company’s technology, helping to achieve a successful sale of the company to Earthweb; and as VP Marketing of venture-backed TriVida, he was a key member of the team that commercialized the company’s technology and achieved the sale of this technology company to BeFree, Inc. (now part of ValueClick: VCLK).

Nicholas Eckelberry - Director

Nicholas Eckelberry, a Director as well as the Company’s Director of Development, is the lead inventor of the Company’s technology to transform algae into oil. He has been a technology inventor and entrepreneur for over 30 years. In mid 2007 he started developing OriginOil’s intellectual property. From 2005 to 2006, he was the President of APS Inc., the research and development arm of Mag Power Ltd. Starting in 2003, he developed, tested and started marketing Nano-Cal, a product line based around a unique biological form of calcium, a company he has been running since its inception. The product line was expanded commercially in 2006. In 1978, he personally drove the adoption of a technology for in-ear sound monitoring.

Ivan Ivankovich - Director

Ivan Ivankovich has over 20 years of financial and operational expertise. Since 2006 to present, he has served as consultant and advisor to several technology companies. From 2005 to 2006, he served as the managing director of VisionPoint Capital, a boutique investment bank, advising clients in the middle market. From 2003 to 2005, he served as the Chief Financial Officer of YellowPages.com, an on-line directory of national and local merchants. Prior to YellowPages.com, from 2001 to 2003, he served as Vice President of Portfolio Operations at Platinum Equity, a global acquisition firm where he managed and operated certain of its portfolio companies. Over the years, he also served as a senior financial executive for venture-backed companies such as, HealthAllies and TriVida Corporation, which was acquired by Befree Inc. (now part of ValueClick: VCLK). He started his career with Ernst & Young in their audit practice in Los Angeles. A Certified Public Accountant and a member of the California Society of CPAs, he earned his B.A. in Business Economics with an emphasis in accounting from the University of California, Santa Barbara.

Family Relationships:

T Riggs Eckelberry and Nicholas Eckelberry are brothers. There are no other family relationships amid the directors and officers of the Company.

Board of Directors:

The Directors of the Company are elected by the vote of a majority in interest of the holders of the voting stock of the Company and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. The Company’s directors currently do not receive monetary compensation for their service on the Board of Directors.

The Company currently does not have any committees.

Code of Ethics

We have not adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-B of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued by us to our Chief Executive Officer from inception (June 1, 2007) to December 31, 2007:

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All other Compensation	Total

T. Riggs Eckelberry Chief Executive Officer	2007	$80,000	0	0	0	0	0	$80,000

Director Compensation

Currently none of the directors have received compensation for their respective services rendered to the Company. The Company’s by-laws, however, provide that directors may receive compensation for their services.

Employment Agreements

The Company currently has no employment agreements with its executive officers.

Employee Benefit Plans

The Company has no employee benefit plans.

Stock Option Plan

The Company has no stock option plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company received a loan of $75,000 in June 2007 from an unrelated party who later became a minority investor. The loan was repaid in July 2007, and no interest accrued. The Company is currently not party to any related party transactions.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 10, 2008, by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage ownership of each beneficial owner is based on 143,430,050 outstanding shares of common stock. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Title of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage Ownership

T. Riggs Eckelberry Chief Executive Officer, and Director	40,000,000	27.9%

Nicholas Eckelberry Director	15,000,000	10.5%

Ivan Ivankovich Director	1,000,000	0.7%

Directors and executive officers as a group (3 persons)	56,000,000	39.0%

(1)
Unless otherwise indicated and subject to applicable community property laws, to our knowledge each stockholder named in the table possesses sole voting and investment power with respect to all shares of common stock, except for those owned jointly with that person’s spouse.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 500,000,000 shares of Common Stock, par value $.0001 per share. As of the date of this Registration Statement, the Company had 143,430,050 shares of Common Stock outstanding.

The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of the Company’s outstanding voting securities can elect all of the directors of the Company.

The payment by the Company of dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company’s earnings, capital requirements and financial condition, as well as other relevant factors. The Company has not paid any dividends since its inception and does not intend to pay any cash dividends in the foreseeable future, but intends to retain all earnings, if any, for use in its business.

Transfer Agent

The Company’s transfer agent is ComputerShare Trust Company, 350 Indiana Street, Suite 800, Golden Colorado 80401.

SELLING SECURITY HOLDERS

We are registering 32,001,455 shares in this offering. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. All of these shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling security holders will sell the shares at a price of $0.10 per share, until a public market for such shares is established or the shares become quoted on the Over the Counter Bulletin Board. The selling security holders may then sell their shares in sales in the open market or in privately negotiated transactions.

All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

The following table sets forth the number of shares that the selling security holders may offer for sale from time to time. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Shares Beneficially Owned Prior to the Offering		Total Shares	Shares Beneficially Owned After the Offering(1)
Name	Number	Percent	Registered	Number	Percent
Abdellah El Hajoui	15,000	*	15,000	0	0
Adam E. Marquis	15,500	*	15,500	0	0
Alcaro Family LP	16,000	*	16,000	0	0
Alexander Claus Wahnsiedler	15,000	*	15,000	0	0
Alexei Gavriline	15,000	*	15,000	0	0
Amy A. Pietrofesa	15,000	*	15,000	0	0
Andrew Berk	18,500	*	18,500	0	0
Andries J.H. Van Schalkwyk	15,500	*	15,500	0	0
Andromeda Trumbull	15,000	*	15,000	0	0
Angelo Soriano and Angelica Soriano	15,000	*	15,000	0	0
Ann Thaw	15,000	*	15,000	0	0
Arden S. Law	16,500	*	16,500	0	0
Arthur Altounian and Kelli Altounian	22,350	*	22,350	0	0
B&B Family Trust (2)	23,500	*	23,500	0	0
Blair Capital, Inc. (3)	3,500,000	2.44%	3,500,000	0	0
Blaise Holdings, LLC (4)	23,500	*	23,500	0	0
Blumhouse Productions, Inc. (5)	23,500	*	23,500	0	0
Bradford Creger or Sheri Creger, Trustees of B&S Creger Living Trust DTD 10/30/04 (6)	33,500	*	33,500	0	0

Bradley A. Waller & Charlotte Waller	18,000	*	18,000	0	0
Brian Altounian	25,750	*	25,750	0	0
Byron Knight	23,500	*	23,500	0	0
Chad Fitzgerald & Jennifer Fitzgerald	15,000	*	15,000	0	0
Charles Jeannel	23,500	*	23,500	0	0
Cheryl D. Hilliard Separate Property Trust, September 13, 2005 (7)	63,500	*	63,500	0	0
Cheryl Kennard	15,500	*	15,500	0	0
Chris Jennings and Sheri Jennings	16,000	*	16,000	0	0
Chris Miller	15,000	*	15,000	0	0
Christopher Marquis	49,500	*	49,500	0	0
Chuck M. Liu	15,000	*	15,000	0	0
Colin Friend	18,500	*	18,500	0	0
Colin Miyajima	15,000	*	15,000	0	0
Dane H. Madsen L.P.	16,000	*	16,000	0	0
Daniel Pitlik	15,000	*	15,000	0	0
Daniel S. Spear	113,500	*	113,500	0	0
Darius Madjzoub and Mahnaz Madjzoub	15,000	*	15,000	0	0
David D. Lee	25,900	*	25,900	0	0
David Diekmann	16,600	*	16,600	0	0
David H. Naves	15,000	*	15,000	0	0
David Ohman and Desiree Ohman	18,500	*	18,500	0	0
David Pitlik	15,000	*	15,000	0	0
Denise Cheng	16,200	*	16,200	0	0
Dennis H. Peterson	15,000	*	15,000	0	0
Derek Johansen & Susan McConnell	18,500	*	18,500	0	0
Diane L. Griffith	16,500	*	16,500	0	0
Dongqi Tan	15,000	*	15,000	0	0
Donna J. Altounian, Inc. Profit Sharing Plan (8)	17,500	*	17,500	0	0
Dorothy Sarkozy	15,000	*	15,000	0	0
Douglas C. O'Rear	113,500	*	113,500	0	0
Drew Bolton	15,000	*	15,000	0	0
E.S. Lippert	15,000	*	15,000	0	0
Edan and Melinda Portaro	16,000	*	16,000	0	0
Edward Bouryng & Esther Bouryng	33,500	*	33,500	0	0
EGATNIV, LLC (9)	38,500	*	38,500	0	0
Elizabeth Swolgaard	15,000	*	15,000	0	0
Emmanuel C. Vasilomanolakis	16,000	*	16,000	0	0
Entrust Administration FBO Homero Garcia IRA # 33142 (10)	16,000	*	16,000	0	0
Epic Innovations (11)	15,000	*	15,000	0	0

Eric D. Spratt	17,500	*	17,500	0	0
Erik C. Brandin	15,000	*	15,000	0	0
Evan Rubin	17,500	*	17,500	0	0
Ezra Freedman	15,000	*	15,000	0	0
Four T's (12)	21,000	*	21,000	0	0
Franklin Frazer and Amy Frazer	15,000	*	15,000	0	0
Franklyn E. De Foe	15,000	*	15,000	0	0
Gary Saxer	15,000	*	15,000	0	0
Gary Wien	21,000	*	21,000	0	0
Genevieve Del Lusher	23,500	*	23,500	0	0
Gerardo Broussi	16,000	*	16,000	0	0
Grant Parisi	15,000	*	15,000	0	0
Greg Diekmann	15,000	*	15,000	0	0
Haggis Family Trust (13)	15,000	*	15,000	0	0
Hal Grussmeyer & Teri Grussmeyer	15,000	*	15,000	0	0
Hilton T. Brown	16,500	*	16,500	0	0
Howard H. Thaw	15,000	*	15,000	0	0
Howard K. Brodwin	15,000	*	15,000	0	0
Hye Sook Jo	18,500	*	18,500	0	0
Hyman Kanner	19,500	*	19,500	0	0
Invest West Financial Corp. (14)	113,500	*	113,500	0	0
J.D. Kensington, LLC (15)	15,000	*	15,000	0	0
Jack Waltrip and Gigi Spratley	16,500	*	16,500	0	0
James Standaert	15,000	*	15,000	0	0
Janie Jordan & John Jordan	15,500	*	15,500	0	0
Jason C. Spratt & Jennifer L. Tellefsen	20,500	*	20,500	0	0
Jason M. Gustafson	23,300	*	23,300	0	0
Jason Sabolic	15,000	*	15,000	0	0
Jean-Louis Kindler	23,500	*	23,500	0	0
Jeff Morreale	18,500	*	18,500	0	0
Jennifer Cheng	15,000	*	15,000	0	0
Jerry Darakjian	18,500	*	18,500	0	0
Jessica Gordon	15,000	*	15,000	0	0
Joel S. Picker	16,500	*	16,500	0	0
John A. Sanderson	15,000	*	15,000	0	0
John C. Beifuss	3,613,500	2.52%	3,613,500	0	0
John C. Diekmann & Betty J. Diekmann TRS of The Diekman Trust Agreement Dated November 29, 1991 (16)	15,000	*	15,000	0	0
John Hayward	15,000	*	15,000	0	0
John Hui	28,500	*	28,500	0	0

John Lund	28,500	*	28,500	0	0
Jon E. von Gunten	15,000	*	15,000	0	0
Joseph Ball and Pam Ball	18,500	*	18,500	0	0
Joshua Smith and Emily Smith	18,500	*	18,500	0	0
Julie Rogers	17,500	*	17,500	0	0
Justin Gordon	15,000	*	15,000	0	0
Justin J. Parisi	15,000	*	15,000	0	0
Justin Krauss	15,000	*	15,000	0	0
Kari Negri	15,000	*	15,000	0	0
Karl Adler	15,500	*	15,500	0	0
Kathleen M. Spear	15,000	*	15,000	0	0
Kathryn Bailey	15,000	*	15,000	0	0
Katrina Muniz	15,000	*	15,000	0	0
Kenneth M. Nepove	143,500	*	143,500	0	0
Kenneth Schneider	15,900	*	15,900	0	0
Kerry Ward	23,500	*	23,500	0	0
Kevin Burke & Kim Burke	15,500	*	15,500	0	0
Kevin J. Miller	18,500	*	18,500	0	0
Kimberlee Beifuss	15,000	*	15,000	0	0
Kohanya Ranch	15,000	*	15,000	0	0
Larry A. Woodard	15,000	*	15,000	0	0
Larry Velez and Lorrie Velez	15,000	*	15,000	0	0
Lawrence de Almeida	15,000	*	15,000	0	0
Lewis D. Roth and Karen L. Graham	15,000	*	15,000	0	0
Linda D. Lombardo	15,000	*	15,000	0	0
Lisa CS Wong, Revocable Trust (17)	23,500	*	23,500	0	0
Lloyd Sax	15,000	*	15,000	0	0
Louis E. Law	30,000	*	30,000	0	0
Marc Eckelberry	15,800	*	15,800	0	0
Marcus Dantus	16,000	*	16,000	0	0
Margaret Shannon Lietz	15,000	*	15,000	0	0
Maria A. Bruzzese	15,000	*	15,000	0	0
Mark J. Richardson	38,500	*	38,500	0	0
Martin Gordon & Marie Gordon	15,000	*	15,000	0	0
Martin Leufray III	16,500	*	16,500	0	0
Martin Roy Mervel	15,000	*	15,000	0	0
Matthew Kou	15,000	*	15,000	0	0
Michael B. Roberts & Nancy E. Simmons	15,000	*	15,000	0	0
Michael Berlin	15,500	*	15,500	0	0
Michael Brown and Linda Engelsiepen JTWROS	16,500	*	16,500	0	0

Michael Evans Jr	15,000	*	15,000	0	0
Michael J. McKinney and Lee L. McKinney	28,500	*	28,500	0	0
Michael Pitlik	15,000	*	15,000	0	0
Mike Muncy	23,500	*	23,500	0	0
Mikel Delzangles	15,000	*	15,000	0	0
M-Venture, Inc.	10,500	*	10,500	0	0
Nelson Custom Travel, Inc. (18)	23,500	*	23,500	0	0
Patrick D. Morgan - Revocable Inter Vivos Trust (19)	15,000	*	15,000	0	0
Paul G.W. Fetscher	38,500	*	38,500	0	0
Paula Joukhadar	15,000	*	15,000	0	0
Peggy Lickert	15,000	*	15,000	0	0
Peter Wolfgang Schlicht	15,000	*	15,000	0	0
Peterson Family Trust (20)	15,000	*	15,000	0	0
Phillip C. Colson	16,500	*	16,500	0	0
Pierre Tauzinat	23,500	*	23,500	0	0
Portofino Capital Inc. (21)	38,555	*	38,555	0	0
Ralph Ribaya	15,000	*	15,000	0	0
Ramin Ramhormozi and Jennifer E. Romeyn	18,500	*	18,500	0	0
Ray Lawson	23,500	*	23,500	0	0
Reed A. Hatkoff	18,500	*	18,500	0	0
Reid Harrison	31,500	*	31,500	0	0
Renee Duke	15,400	*	15,400	0	0
Reza Nabavian	16,500	*	16,500	0	0
Ricardo DeVengoechea	15,000	*	15,000	0	0
Robert Christopher De Sales	15,000	*	15,000	0	0
Robert D. King and Pamela M. King	16,500	*	16,500	0	0
Robert DeFoe and Beth DeFoe	15,000	*	15,000	0	0
Robin Cheng and Miranda Cheng	15,000	*	15,000	0	0
Royce Shimanmoto	18,500	*	18,500	0	0
Russell D. Wong, Revocable Trust (22)	43,500	*	43,500	0	0
Scott D. Picker	15,900	*	15,900	0	0
Scott Gordon	4,000	*	4,000	0	0
Scott Piwonka-Totten	15,000	*	15,000	0	0
Sean P. McElroy	15,000	*	15,000	0	0
Shane Barr	23,500	*	23,500	0	0
Simon Bowler	15,000	*	15,000	0	0
Simon C. Crane	15,000	*	15,000	0	0
Simone Rayden	23,500	*	23,500	0	0
Stanley B. Levy	15,000	*	15,000	0	0
Stephanie Schestag	15,000	*	15,000	0	0

Steven C. Bartling and Yvonne C. Bartling	23,500	*	23,500	0	0
Steven Marc Ferry	16,500	*	16,500	0	0
Susan Ashbrook	18,500	*	18,500	0	0
Tener Riggs Eckelberry (25)	15,000	*	15,000	0	0
The Mostafa-Karimbeik-Hamedani Family Trust (23)	15,000	*	15,000	0	0
The Prodigious Proclivities Inc. Retirement Trust DTD 01/01/2003 (24)	15,000	*	15,000	0	0
Thomas O. Lind	15,500	*	15,500	0	0
Thunder Innovations, LLC (26)	7,000,000	4.88%	7,000,000	0	0
Toni R. Cina	15,000	*	15,000	0	0
Tram Richards	15,000	*	15,000	0	0
Trisha Speer	15,000	*	15,000	0	0
Virginia Parisi	15,000	*	15,000	0	0
Virginia Parisi as custodian for the benefit of Trevor Bolton	15,000	*	15,000	0	0
Viviane Amyoony	15,300	*	15,300	0	0
W. Alan Wallace	15,000	*	15,000	0	0
William C. Miller and Lisa A. Miller	15,000	*	15,000	0	0
William E. Beifuss, Jr. and Alice Beifuss	7,006,000	4.88%	7,006,000	0	0
William F. Povondra Jr.	16,500	*	16,500	0	0
William J. Goode	15,500	*	15,500	0	0
Wings Fund, Inc. (27)	7,000,000	4.88%	7,000,000	0	0
Total	32,001,455		32,001,455

* Less than 1%

(1)	Assumes that all securities will be sold.

(2)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Robert S. Leff and Buckita Leff, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(3)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Neil C.Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(4)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Daniel R. Blaise may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(5)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Jason Blum may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(6)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Bradford Creger and Sheri Creger, as trustees, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(7)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Cheryl D. Hilliard, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(8)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Donna J. Altounian may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(9)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Seth Farbman may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(10)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Homero Garcia may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(11)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Scott Gordan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(12)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Bruce Tashjian, Edward Tashjian Jr., Greg Tashjian and Bryan Tashjian may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(13)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Paul E. Haggis & Deborah Haggis, as trustees, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(14)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Matthew Marquis may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(15)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Jonathan Alcaro may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(16)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, John C. Diekmann & Betty J. Diekmann, as trustees, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(17)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Lisa CS Wong, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(18)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, David Rappel may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(19)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Patrick D. Morgan, as trustee may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(20)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Dennis Peterson and Maria Bruzzese, as trustees, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(21)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Neil C. Sullivan may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(22)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Russell D. Wong, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(23)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Mostafa Karimbeik-Hamedani, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(24)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Michael Siteman, as trustee, may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(25)
Tener Riggs Eckelberry was the father of T Riggs Eckelberry and Nicholas Eckelberry. The shares purchased are currently in his estate. T Riggs Eckelberry and Nicholas Eckelberry disclaim ownership of his shares.

(26)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Elaine Lei may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

(27)
In accordance with Rule 13d-2 under the Securities Exchange Act of 1934, Karen M. Graham may be deemed a control person of the shares owned by such entity, with final voting power and investment control over such shares.

PLAN OF DISTRIBUTION

This prospectus relates to a total of 32,001,455 shares of common stock of OriginOil, Inc., a Nevada corporation.

An aggregate of up to 32,001,455 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling security holders. The selling security holders acquired these shares from us in a series of private placements conducted in August and November of 2007. We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

We have proposed a fixed selling price of $0.10 per share. Non-affiliated selling shareholders must sell at this price until a public market is established for our shares or until the prevailing market dictates otherwise. At such time, the selling security holders may sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The shares will not be sold in an underwritten public offering.

The 32,001,455 shares may be sold directly or through brokers or dealers. The selling security holders in this prospectus do not include any broker-dealers or affiliates of broker-dealers. Each of the selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts.

Penny Stock Regulation

Our common stock is subject to Securities and Exchange Commission rules regulating broker-dealer transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	a description of the broker's or dealer's duties to the customer and of the customer’s rights and remedies with respect to violation of such duties;

•	a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•	a toll-free telephone number for inquiries on disciplinary actions;

•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	such other information in such form—including language, type, size and format—as the Securities and Exchange Commission shall require by rule or regulation.

 Before effecting any transaction in a penny stock, the broker-dealer must also provide the customer the following:

•	the bid and ask quotations for the penny stock;

•	the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

•	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Limitation of Liability and Indemnification of Officers and Directors; Insurance

Our Articles of Incorporation limit the liability of directors to the maximum extent permitted by Nevada law. Nevada law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we will indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our Bylaws permit such indemnification.

There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as an indemnification for liabilities arising under the Securities Act, may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

To the extent that indemnification may be available to our directors and officers for liabilities arising under the Securities Act of 1933, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and therefore unenforceable. If a claim for indemnification against such liabilities—other than our paying expenses incurred by one of our directors or officers in the successful defense of any action, suit or proceeding—is asserted by one of our directors or officers in connection with the securities being registered in this offering, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Act, and we will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

None.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for OriginOil, Inc. by Sichenzia Ross Friedman Ference LLP, 61 Broadway New York, New York 10006.

EXPERTS

The financial statements as of for OriginOil, Inc. included in this prospectus and elsewhere in the registration statement have been audited by HJ Associates & Consultants, LLP, an independent registered public accounting firm, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1/A, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the Securities and Exchange Commission. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the Securities and Exchange Commission, can be inspected and copied at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site at http://www.sec.gov, which contains the Form S-1/Aand other reports, proxy and information statements and information regarding issuers that file electronically with the Securities and Exchange Commission.

  Report of Independent Registered Public Accounting Firm

To the Board of Directors of
OriginOil, Inc.
(A Development Stage Company)
Los Angeles, California

We have audited the balance sheet of OriginOil, Inc. (A Development Stage Company) as of December 31, 2007, and the related statement of operations, stockholders’ equity and cash flows from inception on June 1, 2007 through December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OriginOil, Inc. (A Development Stage Company) as of December 31, 2007, and the results of its operations and its cash flows from inception on June 1, 2007 through December 31, 2007, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not generate significant revenue, and has negative cash flows from operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 13, 2008

ORIGINOIL, INC.
(A Development Stage Company)
FINANCIAL STATEMENTS
December 31, 2007

ORIGINOIL, INC.
(A Development Stage Company)
BALANCE SHEET
DECEMBER 31, 2007

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$1,267,670

Total Current Assets	1,267,670

OTHER ASSETS
Patent	3,561
Trademark	4,467
Security deposit	650

Total Other Assets	8,678

TOTAL ASSETS	$1,276,348

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	$14,762
Credit card payable	159
Payroll taxes payable	15,120

TOTAL LIABILITIES	30,041

SHAREHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 50,000 authorized preferred shares Common stock, $0.0001 par value; 500,000,000 authorized common shares 143,430,050 shares issued and outstanding	14,343
Additional Paid in Capital	1,678,055
Deficit accumulated during the development stage	(446,091)

TOTAL SHAREHOLDERS' EQUITY	1,246,307

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,276,348

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS

From Inception
June 1, 2007
through
December 31, 2007
REVENUE	$-

General and administrative expenses	455,895
Research and development	1,431

TOTAL OPERATING EXPENSES	457,326

LOSS FROM OPERATIONS BEFORE OTHER INCOME/(EXPENSE)	(457,326)

OTHER INCOME/(EXPENSE)
Interest income	9,698
Dividend income	1,805
Capital gains	107
Interest expense	(375)

TOTAL OTHER INCOME	11,235

NET LOSS	$(446,091)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	54,337,028

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
(A Development Stage Company)
STATEMENT OF SHAREHOLDERS' EQUITY

					Deficit
					Accumulated
			Additional	Common	during the
	Common stock		Paid-in	Stock	Development
	Shares	Amount	Capital	Payable	Stage	Total
Balance at June 1, 2007	-	$-	$-	$-	$-	$-

Common stock subscription	-	-	-	22,563	-	22,563

Issuance of founders shares in September 2007 for cash (90,250,000 common shares issued at $0.0025 per share)	90,250,000	9,025	13,538	(22,563)	-	-

Issuance of common shares in September 2007 for cash (11,000,000 common shares issued at $0.00025 per share)	11,000,000	1,100	1,650	-	-	2,750

Issuance of common shares in September 2007 for cash (28,000,000 common shares issued at $0.015 per share)	28,000,000	2,800	417,200	-	-	420,000

Common stock subscription	-	-	-	638,000	-	638,000

Interest forgiven on loan payable	-	-	375	-	-	375

Issuance of common shares in October 2007 for cash(6,380,000 common shares issued at $0.10 per share)	6,380,000	638	637,362	(638,000)	-	0

Issuance of common shares in October 2007 for services (50,000 common shares issued at $0.10 per share)	50,000	5	4,995	-	-	5,000

Issuance of common shares in October 2007 for cash (3,153,000 common shares issued at $0.10 per share)	3,123,000	312	311,988	-	-	312,300

Issuance of common shares in November 2007 for cash (3,600,000 common shares issued at $0.10 per share)	3,570,000	357	356,643	-	-	357,000

Issuance of common shares in December 2007 for marketing (1,057,050 common shares issued at $0.10 per share)	1,057,050	106	105,599	-	-	105,705

Stock issuance cost	-	-	(171,295)	-	-	(171,295)

Net Loss for the year ended December 31, 2007					(446,091)	(446,091)

Balance at December 31, 2007	143,430,050	$14,343	$1,678,055	$-	$(446,091)	$1,246,307

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS

From Inception
June 1, 2007
through
December 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(446,091)
Adjustment to reconcile net loss to net cash used in operating activities
Contributed capital by investor	375
Common stock issued for services	5,000
(Increase) Decrease in:
Advances to officers	-
Other assets	(8,678)
Increase (Decrease) in:
Accounts payable	-
Accrued expenses	14,762
Credit card payable	159
Payroll taxes payable	15,120

NET CASH USED IN OPERATING ACTIVITIES	(419,353)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds for issuance of common stock, net	1,687,023

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,687,023

NET INCREASE IN CASH	1,267,670

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	-

CASH & CASH EQUIVALENTS, END OF PERIOD	$1,267,670

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$-
Taxes paid	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH TRANSACTIONS
Stock issued for offering cost	$105,705

During the year ended December 31, 2007, the Company issued 1,107,050 shares of common stock at a price of $0.10 per share for services and stock offering costs

The accompanying notes are an integral part of these financial statements

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

1.     ORGANIZATION AND LINE OF BUSINESS

Organization

OriginOil, Inc. (the "Company") was incorporated in the state of Nevada on June 1, 2007. The Company, based in Los Angeles, California, began operations on June 1, 2007 to develop and market a renewable oil technology.

Line of Business

The Company is currently in the stage of developing a technology to grow microalgae rapidly and extract its oil content to replace petroleum in various applications such as diesel, gasoline, jet fuel, plastics and solvents. The Company's business model is based on licensing this technology to customers such as fuel refiners, chemical and oil companies. The Company is not in the business of producing and marketing oil or fuel, based on algae, as an end product.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company does not generate significant revenue, and has negative cash flows from operations, which raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, additional cash infusion. The Company has obtained funds from its shareholders since its inception through the period ended December 31, 2007. It is Management’s plan to generate additional working capital from investors, and then continue to pursue its business plan and purposes.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of OriginOil, Inc. is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Development Stage Activities and Operations

The Company has been in its initial stages of formation and for the year ended December 31, 2007, had no revenues. FASB #7 defines a development stage activity as one in which all efforts are devoted substantially to establishing a new business and even if planned principal operations have commenced, revenues are insignificant.

Revenue Recognition

The Company will recognize revenue when services are performed, and at the time of shipment of products, provided that evidence of an arrangement exists, title and risk of loss have passed to the customer, fees are fixed or determinable, and collection of the related receivable is reasonably assured. To date, the Company has had no revenues and is in the development stage.

Cash and Cash Equivalent

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying financial statements. Significant estimates made in preparing these financial statements include the estimate of useful lives of property and equipment, the deferred tax valuation allowance, and the fair value of stock options. Actual results could differ from those estimates.

Property and Equipment

Property and equipment will be stated at cost, and will be depreciated using the modified accelerated cost recovery system (macrs) method over 3-10 years.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of December 31, 2007, the amounts reported for cash, accounts receivable, accounts payable, accrued interest and other expenses, and notes payable approximate the fair value because of their short maturities.

Loss per Share Calculations

The Company adopted Statement of Financial Standards (“SFAS”) No. 128 for the calculation of “Loss per Share”. SFAS No. 128 dictates the calculation of basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares available. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The Company’s diluted loss per share is the same as the basic loss per share for the year ended December 31, 2007 as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Research and Development

Research and development costs are expensed as incurred. Total research and development costs were $1,431 for the period ended December 31, 2007.

Advertising Costs

The Company expenses the cost of advertising and promotional materials when incurred. Total advertising costs were $20,474 for the period ended December 31, 2007.

Stock-Based Compensation

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R, Share-based Payment. SFAS 123R revises SFAS 123 and supersedes APB 25. SFAS 123R will be effective for the period ending December 31, 2007, and applies to transactions in which an entity exchanges its equity instruments for goods or services and also applies to liabilities an entity may incur for goods or services that are to follow a fair value of those equity instruments. Under SFAS 123R, we will be required to follow a fair value approach using an option-pricing model, such as the Black Scholes option valuation model, at the date of a stock option grant. The deferred compensation calculated under the fair value method would then be amortized over the respective vesting period of the stock option. The adoption of SFAS 123R is expected to have a material impact on our results of operations.

As of December 31, 2007, the Company adopted Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (FAS) No. 123R, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, as we formerly did, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in our statement of income.   The adoption of (FAS) No. 123R by the Company had no material impact on the statement of income.

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions."The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the Financial Accounting Standards Board issued two FASB Staff Positions - FSP FAS 109-1, Application of FASB Statement 109 "Accounting for Income Taxes" to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, and FSP FAS 109-2 Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004. Neither of these affected the Company as it does not participate in the related activities.

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on our financial statements.

In May 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections.” This new standard replaces APB Opinion No. 20, “Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements,” and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non-financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005 . The Company has evaluated the impact of the adoption of Statement 154 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (continued)

In July 2006, the FASB issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes , which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes . FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact of this standard on the financial statements.

3.	CAPITAL STOCK

During the year ended December 31, 2007, the Company issued 13,073,000 shares of common stock at a price of $0.10 for cash of $1,307,300; 90,250,000 founders shares of common stock at a price of $0.00025 for cash of $22,563; 11,000,000 shares of common stock issued through a private placement at the price of $0.00025 for cash of $2,750; 28,000,000 shares of common stock were issued through a private placement at a price of $0.015 for cash of $420,000; the private placement was made pursuant to Rule 506 of Regulation D promulgated under section 4(2) of the Securities Act of 1933, as amended; the Company issued 1,107,050 shares of common stock at a price of $0.10 per share for stock offering costs and services.

4.	INTANGIBLE ASSETS

Intangible assets that have finite useful lives continue to be amortized over their useful lives, and are reviewed for impairment when warranted by economic condition.

2007
Patents	$3,561
Trademarks	4,467
$8,028

The patents are in the process of being approved, and will be amortized over their useful lives once approved.

5.     INCOME TAXES

The Company files income tax returns in the U.S. Federal jurisdiction, and the state of California.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of interpretation 48, there has been no effect on the Company’s retained deficit. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at June 1, 2007	$-

Additions based on tax positions related to the current year	-

Balance at December 31, 2007	$-

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

5.	INCOME TAXES(Continued)

Included in the balance at December 31, 2007, are no tax positions for which the ultimate deductibility is highly certain, but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

The Company's policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the period ended December 31, 2007, the Company did not recognize interest and penalties.

6.	DEFERRED TAX BENEFIT

At December 31, 2007, the Company had net operating loss carry-forwards of approximately $446,091, which expire at dates that have not been determined. No tax benefit has been reported in the December 31, 2007 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2007 due to the following:

2007
Book income	$(178,436)
State tax expense	320
M & E	390
R&D	(60)
Interest expense	150
Non deductible stock compensation	44,282
Other	(316)
Valuation Allowance	133,670

Income tax expense	$-

ORIGINOIL, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

6.	DEFERRED TAX BENEFIT(continued)

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible differences and operating loss and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the difference between the reported amounts of assets and liabilities and their tax bases.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2007.

2007
Deferred tax assets:
NOL carryover	$133,610
R & D credit	60

Deferred tax liabilites:
Depreciation	-

Less Valuation Allowance	(133,670)

Net deferred tax asset	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry-forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

7.      CONCENTRATIONS OF RISK

         Cash in Excess of Federally Insured Amount

  The Company currently maintains a cash balance at a single financial institution in excess of the federally insured maximum of $100,000.

ORIGINOIL, INC.

32,001,455 Shares
Common Stock
$0.001 Par Value
By Selling Shareholders

PROSPECTUS

April 1, 2008

Until 90 days after the date of this prospectus (June 29, 2008), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.